North Central Bancshares, Inc. Announces Date of its Special Meeting of Shareholders to Adopt Merger Agreement; Postpones its Annual Meeting

FT. DODGE, IOWA – April 24, 2012 – NASDAQ: FFFD – North Central Bancshares, Inc. (“North Central”) has announced the date of its special meeting of shareholders (the “Special Meeting”) to vote on approval of the agreement and plan of merger (the “Merger Agreement”), by and among North Central, 150, Inc. (“150”) and Great Western Bancorporation, Inc. (“Great Western”).  The Special Meeting will be held on May 23, 2012 at 10:00 a.m. Central Time at the Best Western Starlite Village, located at 1518 3rd Avenue, Northwest, Fort Dodge, Iowa.  Shareholders of record at the close of business on April 13, 2012 will be entitled to vote at the Special Meeting and at any adjournment thereof.

Under the terms of the Merger Agreement, and subject to the terms and conditions thereof, 150 will merge with and into North Central (the “Merger”), which shall be the surviving corporation in the Merger, and be wholly-owned by Great Western.  North Central and Great Western anticipate that the Merger will be completed in the summer of 2012, subject to the satisfaction of various closing conditions that include the receipt of all required regulatory approvals and non-objections, as well as approval by North Central’s shareholders.

In addition, due to the timing of the Special Meeting, the significance of the Merger and its anticipated closing date in the near future, the Board of Directors of North Central has determined that it is advisable and in the best interests of North Central’s shareholders to postpone its annual meeting of shareholders, which was scheduled to be held on April 27, 2012.

If the Merger is completed, Great Western will become the sole shareholder of North Central and there will be no annual meeting involving public shareholders.  If the Merger is not completed, the Board will take such further action following the Special Meeting as it deems appropriate to call and convene an annual meeting, including the establishment of a new record date for purposes of determining the shareholders entitled to vote at the annual meeting.

About North Central Bancshares, Inc. and First Federal Savings Bank of Iowa

North Central serves north central, central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa (“First Federal”), headquartered in Fort Dodge, Iowa.

First Federal’s deposits are insured by the Federal Deposit Insurance Corporation up to the fullest extent permitted by law.

Additional Information and Where to Find It

This foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to its Current Report on Form 8-K, filed on March 13, 2012.  Investors are urged to read the Merger Agreement for a more complete understanding of the terms of the Merger.

This press release does not constitute a solicitation of any vote or approval, nor does it constitute any offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.  Pursuant to the Merger Agreement, North Central filed a definitive proxy statement with the SEC on Schedule 14A on April 23, 2012 related to the Special Meeting (the “Proxy Statement”) and intends to mail the Proxy Statement to common shareholders on or about April 24, 2012 in solicitation of their approval of the Merger Agreement (“Shareholder Approval”).  North Central, its directors and executive officers may be deemed to be “participants” in the solicitation of proxies for Shareholder Approval.  A list of the names and other information regarding the directors and executive officers of North Central is incorporated by reference into Part III to North Central’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 9, 2012 (the “Annual Report on Form 10-K”).  Additional information regarding the interests of such potential participants is included in the Proxy Statement and other relevant documents filed with the SEC.  SHAREHOLDERS OF NORTH CENTRAL ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION. The written materials described above, including the Proxy Statement and the interests of participants in the proxy solicitation pursuant to the Proxy Statement and other documents filed by North Central with the SEC are available free of charge from the SEC’s website at www.sec.gov.  In addition, free copies of these documents are available free of charge from David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. at (515) 576-7531.

Caution about Forward-Looking and other Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events, such as statements about the anticipated closing date of the Merger.  Although we believe that forward-looking statements are based upon reasonable assumptions, there can be no assurance that actual results, performance or achievements of North Central will not differ materially from any results expressed or implied by such forward-looking statements or that North Central will be able to close on the Merger by the anticipated closing date. Such forward-looking statements are subject to risks and uncertainties, that could cause actual events or results to differ materially from those described in the forward-looking statements and include, but are not limited to, the risk that regulatory approvals or non-objections and Shareholder Approval will not be obtained and those risks described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in North Central’s Annual Report on Form 10-K.

The Merger Agreement is incorporated by reference to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Merger Agreement are qualified and limited, including by information in the schedules referenced in the Merger Agreement that North Central delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information. Investors are not third-party beneficiaries under the Merger Agreement and you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of North Central or its affiliates.